Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



        We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated August 21, 1996, except as to the recapitalization and stock split described in Note 17 which is as of September 25, 1996, relating to the consolidated financial statements of Miami Computer Supply Corporation, which appears in such Prospectus and of our report dated July 31, 1996 relating to the consolidated financial statements of Diversified Data Products, Inc., which appears in such Prospectus. We also consent to the references to us under the heading "Experts", "Summary Financial and Operating Data" and "Selected Consolidated Financial and Operating Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Financial and Operating Data" or "Selected Consolidated Financial and Operating Data."



PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
November 4, 1996